SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             HEILIG-MEYERS COMPANY
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                             HEILIG-MEYERS COMPANY
                             2235 STAPLES MILL ROAD
                            RICHMOND, VIRGINIA 23230

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 18, 1997

TO THE HOLDERS OF COMMON STOCK:

     The Annual Meeting of Shareholders of Heilig-Meyers Company (the "Company") will be held at The Jefferson -- Franklin and Adams Streets, Richmond, Virginia, on Wednesday, June 18, 1997, commencing at 10:30 a.m. E.D.T., for the following purposes:

     1. To elect a board of thirteen directors.

     2. To ratify or reject the selection of Deloitte & Touche LLP as accountants and auditors for the Company for the current fiscal year.

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 25, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

     Your attention is directed to the attached Proxy Statement.

                                          By Order of the Board of Directors

                                          PAIGE H. WILSON, Secretary

May 8, 1997

PLEASE FILL IN, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                             HEILIG-MEYERS COMPANY
                             2235 STAPLES MILL ROAD
                            RICHMOND, VIRGINIA 23230

                                PROXY STATEMENT

                      TO BE MAILED ON OR ABOUT MAY 8, 1997
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 18, 1997

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Heilig-Meyers Company (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held June 18, 1997, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. Supplementary solicitations may also be made by mail or by telephone, telegraph or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. It is also contemplated that, for a fee of $5,500 plus certain expenses, additional solicitation will be made by personal interview, telephone, telecopy and telegraph under the direction of the proxy solicitation firm of D. F. King & Co., Inc., 77 Water Street, New York, New York 10005. Costs of solicitation of proxies will be borne by the Company, which will also reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

     The shares represented by all properly executed proxies received by the Secretary of the Company and not revoked as herein provided will be voted as set forth herein unless the shareholder directs otherwise in the proxy, in which event such shares will be voted in accordance with such directions. Any proxy may be revoked at any time before the shares to which it relates are voted either by written notice (which may be in the form of a substitute proxy delivered to the secretary of the meeting) or by attending the meeting and voting in person.

     Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote on a matter will count towards a quorum, but will have no effect on the action taken with respect to such matter. Shares held of record by a broker or its nominee (broker non-votes) that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at the meeting.

                       VOTING SECURITIES AND RECORD DATE

     The Board of Directors has fixed the close of business on April 25, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof. Each holder of record of the Company's Common Stock, $2.00 par value (the "Common Stock") on the record date will be entitled to one vote for each share then registered in the holder's name with respect to all matters to be considered at the meeting. As of the close of business on the record date, 54,413,963 shares of Common Stock were outstanding and entitled to vote at the meeting.

                             ELECTION OF DIRECTORS

NOMINEES

     The Company's Board of Directors presently consists of thirteen directors. The nominees named below, other than Ms. Dalton, Mr. Davis and Dr. Trani, were elected at the 1996 Annual Meeting of Shareholders to serve until the next Annual Meeting of Shareholders or the election and qualification of their successors. The thirteen nominees for director receiving the greatest number of votes cast for the election of directors will be elected.

     Each of the nominees has consented to being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the table below with respect to his or her age, principal occupation or employment and beneficial ownership of Common Stock as of April 25, 1997. The table also sets forth the amount of shares beneficially owned as of April 25, 1997 by the executive officers set forth in the summary compensation table who are not directors and by all executive officers and directors as a group and the percentage of outstanding shares represented by the stated beneficial ownership. To the best of the Company's information, the persons named in the table, and all executive officers and directors as a group, have sole voting and investment power with respect to shares shown as owned by them, except as set forth in the notes thereto.

     It is expected that each of these nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated), the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees. Shareholders may withhold authority to vote for any of the nominees on the accompanying proxy.

                                                                         AMOUNT OF
                                                                          SHARES
                                                                       BENEFICIALLY
                                                                           OWNED
                                                                        AND PERCENT
                                                                            OF
          NAME, AGE, POSITIONS OF DIRECTORS                                CLASS
            WITH THE COMPANY OR PRINCIPAL                               OUTSTANDING
             OCCUPATION FOR THE PAST FIVE                 DIRECTOR      AS OF APRIL
             YEARS AND OTHER INFORMATION                  SINCE(1)      25, 1997(2)
------------------------------------------------------    ---------    -------------
WILLIAM C. DERUSHA, 47................................      1983           654,173 (3)(4)
Chairman of the Board since April 1986. Chief
Executive Officer since April 1984. Director, Signet
Banking Corporation and Peebles Inc.

TROY A. PEERY, JR., 51................................      1984           617,063 (3)
President since April 1986. Chief Operating Officer
since December 1987. Director, S&K Famous Brands, Inc.
and Open Plan Systems, Inc. Trustee, The Mentor Funds.

ALEXANDER ALEXANDER, 68...............................      1975            34,500 (3)
President, Colony Management Corporation
(real estate management).

                                                                         AMOUNT OF
                                                                          SHARES
                                                                       BENEFICIALLY
                                                                           OWNED
                                                                        AND PERCENT
                                                                            OF
          NAME, AGE, POSITIONS OF DIRECTORS                                CLASS
            WITH THE COMPANY OR PRINCIPAL                               OUTSTANDING
             OCCUPATION FOR THE PAST FIVE                 DIRECTOR      AS OF APRIL
             YEARS AND OTHER INFORMATION                  SINCE(1)      25, 1997(2)
------------------------------------------------------    ---------    -------------
ROBERT L. BURRUS, JR., 62.............................      1973            41,824 (3)
Chairman and partner of McGuire, Woods, Battle &
Boothe, L.L.P. (law firm). Director, CSX Corporation,
S&K Famous Brands, Inc., Concepts Direct, Inc.,
O'Sullivan Corporation and Smithfield Foods, Inc.

BEVERLEY E. DALTON, 48................................      1996             6,000 (3)
Owner, W.C. English, Inc. (general construction firm).
Chair, Board of Trustees, Randolph-Macon College.
Trustee, W.C. English Foundation.

CHARLES A. DAVIS, 47..................................      1996                 0 (3)
Limited Partner and Senior Director, Investment
Banking, Goldman, Sachs & Co. Director, Lechters,
Inc., Media General, Inc., Merchants Bancshares, Inc.,
Progressive Corporation and USLIFE Corporation.

BENJAMIN F. EDWARDS III, 65...........................      1983            45,250 (3)(5)
Chairman of the Board, President, Chief Executive
Officer, and Director, A.G. Edwards, Inc., the parent
of A.G. Edwards & Sons, Inc. (securities brokerage and
investment banking). Director, National Life Insurance
Company of Vermont.

ALAN G. FLEISCHER, 80.................................      1976            23,750 (3)
Of Counsel, law firm of Hirschler, Fleischer,
Weinberg, Cox & Allen. Member, Board of Associates,
University of Richmond. Chairman, Virginia
Commonwealth University, Commonwealth Society.

NATHANIEL KRUMBEIN, 82................................      1946           120,817 (3)(6)
Retired Vice Chairman of the Company.

HYMAN MEYERS, 85......................................      1940           154,622 (3)(7)
Retired Chairman of the Board of the Company.

S. SIDNEY MEYERS, 83..................................      1940            63,951 (3)(7)(8)
Retired Vice Chairman of the Company.

                                                                         AMOUNT OF
                                                                          SHARES
                                                                       BENEFICIALLY
                                                                           OWNED
                                                                        AND PERCENT
                                                                            OF
          NAME, AGE, POSITIONS OF DIRECTORS                                CLASS
            WITH THE COMPANY OR PRINCIPAL                               OUTSTANDING
             OCCUPATION FOR THE PAST FIVE                 DIRECTOR      AS OF APRIL
             YEARS AND OTHER INFORMATION                  SINCE(1)      25, 1997(2)
------------------------------------------------------    ---------    -------------
LAWRENCE N. SMITH, 59.................................      1975            44,681 (3)(9)
President and Chief Executive Officer, Resource Bank
since December 1992. Chairman and Chief Executive
Officer, Essex Financial Group, Inc. (investment and
mortgage banking firm) until December 1992.

EUGENE P. TRANI, PH.D., 57............................      1996               200 (3)
President, Virginia Commonwealth University. Director,
Crestar Financial Corporation and Lawyers Title
Corporation.

Certain Executive Officers

JOSEPH R. JENKINS.....................................                     276,695 (3)
Executive Vice President and Chief Financial Officer

JAMES F. CERZA, JR....................................                     299,950 (3)(10)
Executive Vice President, Operations

JAMES R. RIDDLE.......................................                     275,052 (3)
Executive Vice President

All current executive officers and directors as a                        3,093,774 (3)(11)
group (20 persons)....................................                        5.7%

---------------

      (1) Year in which the nominee was first elected a director of the Company or any of its predecessors. The Company's predecessors are numerous Virginia and North Carolina corporations, the first of which was incorporated in 1940, and all of which were merged into Heilig-Meyers Company, a North Carolina corporation, in March 1970, which in turn was merged into the Company in June 1972.

      (2) Unless otherwise indicated, less than one percent of the outstanding Common Stock.

      (3) Includes shares that could be acquired through the exercise of stock options within 60 days after April 25, 1997.

      (4) Excludes 150 shares owned of record by Mr. DeRusha's wife.

      (5) Excludes 2,000 shares owned of record by Mr. Edwards' wife.

      (6) Includes 5,046 shares held by Mr. Krumbein and his wife as co-trustees or custodians. Excludes 48,266 shares owned of record by Mr. Krumbein's wife. Includes 35,056 shares held of record by the Krumbein Foundation of which Mr. Krumbein is an officer, as to which shares he may be deemed to share voting and investment powers.

      (7) Includes 5,023 shares owned of record by the Meyers-Krumbein Foundation of which Messrs. Hyman and S. Sidney Meyers are officers, as to which shares they may be deemed to share voting and investment powers.

      (8) Excludes 27,149 shares owned of record by Mr. Meyers' wife.

      (9) Includes 3,000 shares held in trust of which Mr. Smith is trustee, as to which shares Mr. Smith may be deemed to have voting and investment powers. Excludes 5,000 shares owned of record by Mr. Smith's wife.

     (10) Excludes 15,520 shares owned of record by Mr. Cerza's wife.

     (11) Includes a total of 34,367 shares held in trust of which executive officers not named above are trustees, as to which shares such officers may be deemed to share voting and investment powers. Excludes a total of 22,072 shares owned of record by certain foundations of which executive officers not named above are directors. Excludes a total of 967 shares owned of record by the wives of executive officers not named above. Also, see notes 4 through 6 and 8 through 10 above.

     The securities brokerage and investment banking firms of A.G. Edwards & Sons, Inc. and Goldman, Sachs & Co. performed investment banking services for the Company during the fiscal year ended February 28, 1997 and may perform such services for the Company during the current fiscal year. Mr. Edwards is Chairman of the Board, President, Chief Executive Officer and Director of the parent company of A.G. Edwards & Sons, Inc. Mr. Davis is Limited Partner and Senior Director, Investment Banking of Goldman, Sachs & Co.

NOMINATIONS FOR DIRECTOR

     The By-laws of the Company provide that the only persons who may be nominated for Directors are (i) those persons nominated by the Company's Board of Directors; (ii) those persons nominated by the Nominating Committee of the Company's Board of Directors and (iii) those persons whose names were personally delivered to the Secretary of the Company not later than the close of business on the tenth day following the mailing date of the Company's Proxy Statement for an annual meeting or delivered to the Secretary of the Company by United States mail, postage prepaid, postmarked no later than ten days after the mailing date of the Proxy Statement for an annual meeting. Any shareholder wishing to nominate a person other than those listed in this Proxy Statement must submit the following information in writing to the Office of the Secretary, Heilig-Meyers Company, 2235 Staples Mill Road, Richmond, Virginia 23230: (i) the name and address of the shareholder who intends to make the nomination; (ii) the name, address, and principal occupation of each proposed nominee; (iii) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (iv) the written consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     By requiring advance notice of shareholder nominations, this By-law affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. The By-law does not give the Board of Directors any power to approve or disapprove of shareholder nominations for election of directors. However, it may have the effect of precluding a contest for the election of directors if its procedures are not followed, and therefore may discourage or deter a shareholder from conducting a solicitation of proxies to elect his own slate of directors.

FAMILY RELATIONSHIPS

     Hyman Meyers, Director of the Company, and S. Sidney Meyers, Director of the Company, are brothers. Nathaniel Krumbein, Director of the Company, is their brother-in-law.

ATTENDANCE

     The Board of Directors held seven meetings during the fiscal year ended February 28, 1997. Each director attended 75 percent or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which he or she served that were held in the past fiscal year during the periods in which he or she was a director or served on such committees.

COMPLIANCE WITH EXCHANGE ACT FILING REQUIREMENTS

     The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. With respect to the fiscal year ended February 28, 1997, and based solely on its review of the copies of the Forms 3, 4 and 5 received by it and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all executive officers and directors complied with such filing requirements.

COMMITTEES OF THE BOARD OF DIRECTORS

     The standing committees of the Board of Directors of the Company include an Audit Committee, a Compensation Committee and a Nominating Committee.

     Messrs. Smith, Alexander and Edwards and Ms. Dalton are the members of the Audit Committee, which met two times during the fiscal year ended February 28, 1997. The primary functions of the Committee are to make recommendations to the Board concerning engaging and discharging the independent auditors; to review the overall scope and the results of the annual audit; to review the independence of the independent auditors; and to review the functions and performance of the internal audit department and the Company's internal accounting controls.

     Messrs. Burrus, Fleischer, Smith and Davis and Dr. Trani are the members of the Compensation Committee, which met four times during the fiscal year ended February 28, 1997. The primary functions of the Committee are to review and make recommendations concerning the direct and indirect compensation of officers elected by the Board; to administer and make awards under the Company's stock option programs; to review and determine the salary level for the Company's Chief Executive Officer; to review and report to the Board concerning annual salaries and year-end bonuses recommended by management for other officers and certain other executives; to recommend special benefits and perquisites for management; and to generally consult with management regarding employee benefits and personnel policies.

     Messrs. Fleischer and Burrus are the members of the Nominating Committee, which met two times during the fiscal year ended February 28, 1997. The primary functions of the Committee are to recommend persons for membership on the Board and for membership on committees established by the Board and to consider nominees recommended by shareholders.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The table below sets forth for the years ended February 28 (29), 1997, 1996 and 1995 the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who at February 28, 1997 were the Company's Chief Executive Officer and the next four highest compensated executive officers of the Company whose salary and bonus exceeded $100,000 for the year ended February 28, 1997.

                                                                                          LONG-TERM
                                                                                          COMPENSATION
                                                                                          AWARDS
                                                                                          -----
                                                      ANNUAL COMPENSATION                 SECURITIES
                                          --------------------------------------------    UNDERLYING           ALL
                                FISCAL                                   OTHER ANNUAL     OPTIONS/            OTHER
NAME AND PRINCIPAL POSITION      YEAR      SALARY       BONUS            COMPENSATION     SARS(#)             COMPENSATION(2)
----------------------------    -------   ---------    --------          -------------    -----               -----
William C. DeRusha               1997     $ 572,400    $171,720               (1)         34,320             $12,062
   Chairman of the               1996       530,000        0                  (1)         63,600              17,067
   Board and Chief               1995       500,000     260,000               (1)         90,000              45,293
  Executive Officer

Troy A. Peery, Jr.               1997       515,160     154,548               (1)         34,320              10,908
  President and Chief            1996       477,000        0                  (1)         63,600              16,261
  Operating Officer              1995       450,800     234,000               (1)         90,000              53,822

 Joseph R. Jenkins               1997       340,000     102,000               (1)         20,400               7,326
    Executive Vice               1996       325,000        0                  (1)         39,600              10,363
  President and Chief            1995       275,000     143,000               (1)         50,000              33,145
  Financial Officer

James F. Cerza, Jr.              1997       340,000     102,000               (1)         20,400               7,264
    Executive Vice               1996       325,000        0                  (1)         39,600              10,266
  President, Operations          1995       275,000     143,000               (1)         50,000              20,996

   James R. Riddle               1997       243,000      36,450               (1)         14,580               5,504
    Executive Vice               1996       243,000        0                  (1)         10,000               7,224
         President               1995       243,000      78,000               (1)         50,000              29,516

---------------

     (1) None of the named executive officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for fiscal 1995, 1996 or 1997.

     (2) Consists of Company contributions to the Employees' Profit Sharing and Retirement Savings Plan ("Savings Plan"), the Employees' Supplemental Profit Sharing and Retirement Savings Plan ("Supplemental Plan") and the dollar value of split dollar life insurance premiums paid on behalf of the named executive officers. Company contributions to the Savings Plan, Company contributions to the Supplemental Plan and dollar value of split dollar life insurance premiums paid, respectively, during fiscal 1997, for the named executive officers were:
Mr. DeRusha, $3,007, $8,684, $371; Mr. Peery, $3,007, $7,567, $334; Mr. Jenkins,
$3,007, $3,901, $418; Mr. Cerza, $3,007, $3,866, $391; and Mr. Riddle, $3,007,
$2,053, $444.

     OPTION GRANT TABLE. The following table sets forth information concerning individual grants of stock options made during the year ended February 28, 1997, to the Company's executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                       INDIVIDUAL GRANTS
                       -----------------
                                      %
                                      OF
                                      TOTAL                                    POTENTIAL REALIZABLE
                                      OPTIONS/SARS                                    VALUE
                       SECURITIES     GRANTED                                AT ASSUMED ANNUAL RATES
                       UNDERLYING     TO           EXERCISE                       OF STOCK PRICE
                        OPTIONS/      EMPLOYEES    OR                              APPRECIATION
                          SARS        IN           BASE                         FOR OPTION TERM(1)
                         GRANTED      FISCAL       PRICE                     -----------------------
       NAME                (#)        YEAR         ($/SH) EXPIRATION DATE       5%            10%
-------------------    -----------    --           --     ----------------   ---------     ---------
William C. DeRusha       34,320       4.20%       $13.88  January 8, 2006    $ 299,581     $759,198
Troy A. Peery, Jr.       34,320       4.20         13.88  January 8, 2006      299,581      759,198
Joseph R. Jenkins        20,400       2.50         13.88  January 8, 2006      178,073      451,271
James F. Cerza, Jr.      20,400       2.50         13.88  January 8, 2006      178,073      451,271
James R. Riddle          14,580       1.79         13.88  January 8, 2006      127,270      322,526

---------------

     (1) Stock appreciation values calculated by annually compounding the exercise price until expiration at the growth rate noted.

     AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES. The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in fiscal 1997 by the Company's executive officers named in the Summary Compensation Table. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on February 28, 1997 and the aggregate gains that would have been realized had these options been exercised on February 28, 1997, even though these options were not exercised, and the unexercisable options could not have been exercised, on February 28, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                NUMBER OF
                                                               SECURITIES
                                                               UNDERLYING
                       SHARES                                  UNEXERCISED                   VALUE OF UNEXERCISED
                       ACQUIRED                              OPTIONS/SARS AT                 IN-THE-MONEY OPTIONS
                       ON                                        FY-END(#)                        AT FY-END(1)
                       EXERCISE        VALUE           -----------------------------     ----------------------------
       NAME            (#)             REALIZED        EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
-------------------    ---------       --------        -----------     -------------     -----------    -------------
William C. DeRusha     0               $0              571,723         54,300            $1,554,405         $0
Troy A. Peery, Jr.     0                0              522,546         54,300             1,303,603          0
Joseph R. Jenkins      0                0              263,450         32,300               569,925          0
James F. Cerza, Jr.    0                0              298,950         32,300               750,975          0
James R. Riddle        0                0              257,705         12,500               618,833          0

---------------

     (1) Based on the closing sales price of the Common Stock of $14 1/8 on February 28, 1997.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors (comprised of directors who are not employees of the Company) has provided the following report on executive compensation:

     COMPENSATION PHILOSOPHY. The Committee believes that corporate performance and, in turn, shareholder value will be enhanced by a compensation system which supports and reinforces the Company's key operating and strategic goals while aligning the financial interests of the Company's executive officers with those of the shareholders. The Company utilizes both annual and long-term incentive compensation programs to achieve these objectives. The incentive programs are tied to Company-wide business goals, as well as individual goals for certain officers. For executive officers, the Company relies on an annual performance-based bonus program and a stock option program to align the executives' financial interests with those of its shareholders.

     COMPONENTS OF THE COMPENSATION PROGRAM. The Company's compensation program for executive officers is composed of base salary, an annual incentive bonus program, and a stock option program, elements of which are tied to the Company's success in achieving financial and strategic performance goals. The Board of Directors approves the Company's performance goals, which are proposed by management and determined by the Committee, as part of the Company's budgeting process.

     Each year, the Committee reviews proposals submitted by the Company's Chief Executive Officer ("CEO") for annual salary for the executive officers other than the CEO. In evaluating the CEO's proposals, the Committee considers (1) the individual executive officer's performance, including evaluations provided by the CEO; and (2) the Company's performance in relation to its performance goals, which include pre-tax earnings, earnings per share, and return on equity. Under employment agreements covering the five most highly compensated executive officers, the Committee may increase, but not decrease executive salaries on an annual basis.

     The Committee has periodically retained the services of a compensation consultant to review in a comprehensive manner the Company's compensation practices and programs. The Committee considered the prior reports and recommendations of the compensation consultant in connection with the Committee's determinations for the executive compensation program for the fiscal year ended February 28, 1997 (the "1997 fiscal year").

     The Committee considers annually the effect of Internal Revenue Code
Section 162(m), which imposes a $1 million limit per year on the corporate tax deduction for compensation paid or accrued with respect to the five most highly compensated executives of a publicly held corporation. Performance-based compensation that meets certain requirements is not subject to this deduction limit. The Company's 1994 Stock Option Plan and Annual Performance-Based Bonus Plan, approved by shareholders at the 1996 Annual Meeting, meet these requirements for performance-based compensation. The Committee believes that it is in the best interests of the Company to minimize or eliminate any loss of tax deductions, to the extent that action is consistent with the objectives of the Company's overall executive compensation program.

     The Company's Annual Performance-Based Bonus Plan ("Bonus Plan") provides executives with the potential to receive cash bonus awards based upon the achievement of Company performance goals. The performance goals are designated by the Committee near the beginning of each fiscal year. If the performance goals are not met, no bonus is payable under the Bonus Plan. The Bonus Plan includes only objective performance goals that preclude individual discretion, and does not include personal performance as one of the performance-based criteria for the five most highly compensated officers.

     No bonuses were payable for the 1997 fiscal year under the Bonus Plan because the Company's performance was below the earnings and pre-tax profits goals set for the year. In reviewing the Company's performance for the 1997 fiscal year, the Committee determined that the Company had materially outperformed its peer group. In addition, the performance goals for the 1997 fiscal year had been set at aggressive levels. The Company had also undertaken a substantial acquisition plan during the year. Therefore, the Committee determined that bonuses should be paid to executives at the minimum amount previously approved for threshold performance under the Bonus Plan. These bonuses are anticipated to be fully deductible by the Company.

     The Company's long-term incentive program is a stock option program under which the Committee reviews and recommends proposed grants of long-term incentive compensation in the form of stock options. The Committee considers stock options to be an important means of insuring that senior executives maintain their incentive to increase the profitability of the Company and the value of the Company's stock. Because the value of stock options is entirely a function of the value of the Company's stock, the Committee believes that this component of the Company's compensation arrangement strongly aligns the interests of the senior executives with those of the Company's shareholders. During the 1997 fiscal year, at the Committee's recommendation and with the approval of shareholders, the Company's 1994 Stock Option Plan was amended to prohibit the repricing of options.

     Beginning in the 1996 fiscal year, after consultation with its compensation consultant, the Committee implemented an objective formula award procedure for granting options. Under this formula, the option grant size is based on the individual executive's job classification and salary level. A fixed number of options for certain increments of salary is established for each job classification. With respect to all officers including the five most highly compensated officers, the Committee retains the latitude to adjust the formula awards up or down based on business conditions and individual responsibilities and contributions to the Company. Options are granted under the formula awards with an exercise price equal to the fair market value of the Company's stock on the date of grant.

     Options were granted to the five most highly compensated executive officers under the Company's 1994 Stock Option Plan in accordance with the formula described above during the 1997 fiscal year.

     CHIEF EXECUTIVE OFFICER'S COMPENSATION. The Committee determined the compensation of William C. DeRusha, Chief Executive Officer, for the 1997 fiscal year, in a manner consistent with the guidelines described above. The Committee evaluated the Company's performance with respect to its stated budget and financial goals and in comparison to the financial performance of the retail and furniture retail industries. The Committee also evaluated Mr. DeRusha's strong leadership and management motivation during difficult economic conditions. Based on all of these factors, the Committee determined that Mr. DeRusha's base salary should be increased eight percent, that his participation in the Bonus Plan should be continued at the same levels as the prior fiscal year, and that he should receive stock options in accordance with the formula award level.

     ADMINISTRATION OF COMPENSATION PROGRAMS. The Committee oversees all compensation programs for senior management and reviews and approves certain plans and programs for other employees. The Committee or subcommittees of the Committee review management recommendations and ultimately determine levels of base salary, annual performance-based bonus payments and stock option grants for all executives. The Committee also reviews and determines the salary level of the CEO, whose compensation is reported in this proxy statement.

                             COMPENSATION COMMITTEE

                        Robert L. Burrus, Jr., Chairman
                                Charles A. Davis
                               Alan G. Fleischer
                               Lawrence N. Smith
                             Eugene P. Trani, Ph.D.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock ("HMY") with the cumulative total return of the companies included in the S&P 500 and the S&P Retail Stores Composite for the last five fiscal years.

HEILIG-MEYERS COMPANY
--------------------------------------------------------------------------------
FISCAL YEARS ENDED FEBRUARY 1992 TO FEBRUARY 1997


                                    [GRAPH]


                            CUMULATIVE TOTAL RETURN


                HMY             S&P 500         S&P Retail

1992           100               100              100
1993           143.2             110.7            117.2
1994           238.9             119.9            117.9
1995           172.5             128.7            107.9
1996           103.7             173.4            119.1
1997           106.5             218.8            146.6

EMPLOYMENT AGREEMENTS

     The Company has entered into employment contracts with William C. DeRusha and Troy A. Peery, Jr., which provide for a constant rolling three-year employment period. These contracts provide that the executive's position will be at least commensurate in all material respects with the most significant of those held by the executive during the 90 days before November 1, 1996. These contracts also provide that the executive will be nominated for election to the Board of Directors during the employment period and, in the case of Mr. DeRusha, will serve as Chairman of the Board. Under these contracts, Messrs. DeRusha and Peery are entitled to receive an annual base salary at least equal to that in effect on November 1, 1996. These contracts provide for annual review of the base salary and permit the annual base salary to be increased, but not decreased. These contracts also provide that each executive is entitled to an annual bonus in accordance with the terms of the Company's annual performance-based bonus plan or, if more favorable, a bonus under other plans in effect generally with respect to other peer executives of the Company. These contracts provide further that the Company may terminate either executive's employment for cause as defined in the contracts. In the event of such termination, the contract terminates without further obligation to the terminated executive except for payment of annual base salary to the date of termination plus any previously deferred and unpaid compensation.

     If the Company terminates the executive's employment other than for cause or the death of the executive, or if the executive terminates employment for any reason, the executive is entitled to receive a lump sum cash payment equal to the sum of (i) unpaid annual base salary through the date of termination, (ii) the greater of the annual bonus paid or payable for the most recently completed fiscal year or the average annualized bonus paid or payable in respect of the three fiscal years immediately preceding the fiscal year in which termination occurs (the "Highest Annual Bonus") for the portion of the then current fiscal year through the executive's termination of employment, (iii) previously deferred and unpaid compensation, (iv) accrued vacation pay, and (v) annual base salary plus the Highest Annual Bonus payable for the remainder of the three-year employment period. The terminated executive is also entitled to a continuation of medical and other benefits for three years following termination of the employment or such longer period as the applicable benefit program may provide. Each of these executives has also agreed not to compete with the Company in the United States for a period of 36 months following termination of the executive's employment. This non-competition covenant may be terminated by the executive if his employment was terminated by the Company other than for cause and if he desires to accept employment with a competitor, provided that he agrees to repay the Company the portion of the amount paid to him for salary and bonus with respect to the year in which termination took place equal to the amount of salary and pro rata bonus payable to him by the competitor during the three-year period following termination of employment with the Company.

     The Company has also entered into employment contracts with Joseph R. Jenkins, James F. Cerza, Jr. and James R. Riddle effective March 1, 1991. These contracts provided for an initial two-year term that ended February 28, 1993, with automatic annual one-year extensions, unless either party notifies the other at least one year in advance that it does not wish to extend the term. The contracts also provide that Messrs. Jenkins, Cerza and Riddle will receive annual salaries established by the Compensation Committee of the Board of Directors of the Company (or the Board of Directors of the Company), which may be increased, but not decreased, on an annual basis. The contracts provide that each executive is entitled to an annual bonus in accordance with the terms of the Company's annual performance bonus plan, provided that in the event of a change of control, such payment shall be not less than the average bonus paid to him during the three fiscal years immediately preceding the year for which the bonus is currently payable. The contracts provide further that the Company may terminate an executive's employment immediately for cause as defined in the contracts. In the event of such a termination before the expiration of the employment term, each executive will forfeit the right to receive any further salary or benefits to which he is entitled under the employment contract. Should an executive voluntarily terminate employment and become employed with another employer before the expiration of the employment term, he will also forfeit the right to receive any further salary or benefits to which he is entitled under the employment contract.

     These contracts also provide that if (a) the executive's employment is terminated by the Company for any reason other than cause or (b) the executive voluntarily terminates employment within 60 days after there has been a material reduction in his compensation, benefits or other material change in his employment status, he will be entitled to a lump sum payment equal to the aggregate compensation he would have received during the remainder of the employment term. If a change of control event occurs, the bonus to which the executive is entitled during the change of control year will be computed on the assumption that the financial results achieved before the change of control will continue at levels not less favorable than those before the change of control.

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

     The Company has executive supplemental retirement agreements with Messrs. DeRusha, Peery, Jenkins, Cerza and Riddle that entitle them to receive death benefits or supplemental retirement income. If the executive officer dies before age 65 in the employment of the Company, the executive's beneficiary will receive annual benefits of 100% of the executive officer's salary for a period of two years in the case of Messrs. DeRusha and Peery and one year in the case of Messrs. Jenkins, Cerza and Riddle. Thereafter, the executive's beneficiary will receive annual benefits of 50% of the executive officer's salary for a period of eight years. The agreements define salary as the executive's highest final compensation payable over the three year fiscal period preceding retirement or termination. Final compensation means the executive's base salary established by the Compensation Committee for each of the three fiscal year periods, including any bonus paid or payable to the executive on account of each of the fiscal years. If the executive officer retires at age 65, he will receive an annual retirement benefit equal to a designated percentage of his salary (25% in the case of Messrs. DeRusha and Peery and 22.5% in the case of Messrs. Jenkins, Cerza and Riddle) at the time of retirement increased four percent annually for a period of 15 years. In the event an executive officer dies after retirement, but before he has received all of his retirement income, the executive officer's beneficiary will receive annual benefits equal to a percentage of such executive officer's salary for the balance of the 15-year period. The Company owns and is the beneficiary under life insurance contracts intended to provide the Company with funds to meet its obligations under all executive supplemental retirement agreements.

EXECUTIVE SEVERANCE PLAN

     The Company has an executive severance plan under which executives (other than Messrs. DeRusha, Peery, Jenkins, Cerza and Riddle) designated by the Compensation Committee are covered. The executive severance plan is triggered by a change of control and, once triggered, provides certain employment and compensation guarantees for a two-year period. During the two-year period, eligible executives are guaranteed salary and bonuses at levels not less than those paid during the one-month period before the change of control. If an executive is terminated or voluntarily terminates within 60 days because the executive's working conditions have materially changed, the executive will be entitled to receive 200% of salary and bonuses received for the preceding twelve-month period. If a change of control does not occur the plan has no effect. The severance plan covers, in general, all officers of the Company (other than Messrs. DeRusha, Peery, Jenkins, Cerza and Riddle), certain categories of key administrative people designated by the Chairman and all full-time employees with ten or more years of service.

DIRECTORS' COMPENSATION

     For the fiscal year ended February 28, 1997, all directors who were not employees of the Company were paid fees of $25,000, plus a fee of $1,500 for each board meeting attended in person and a fee of $750 for each board meeting attended by telephone. The Company maintains deferred compensation agreements pursuant to which an outside director may defer all or a portion of the fees he receives for services performed for the Company (in his capacity as a director). The agreements provide deferred income to the participating director and/or his family at the director's attainment of age 70 or upon his death. The Compensation Committee may, in its sole discretion, provide for deferred income benefits in the event of a director's permanent disability. The benefit payable under these agreements is fixed for each outside director. Benefits are payable in monthly payments over a 15-year period. These agreements provide for immediate payment of an actuarially reduced benefit to each outside director upon the termination of his relationship with the Company before age 70, unless the relationship terminated for "due cause" as determined by the Compensation Committee or Board of Directors of the Company. Generally, if a director terminates his relationship with the Company following a change of control, he will be entitled to receive a reduced lump sum payment equal to the actuarial equivalent of the benefit he would have received at age 70 (taking into account deferrals made to the date of the director's death).

     In addition, directors who serve on the Executive Committee of the Company's Board of Directors and who are not full-time employees of the Company received a fee of $1,500 for each executive committee meeting attended in the fiscal year ending February 28, 1997. These directors are Robert L. Burrus, Jr., Charles A. Davis, Hyman Meyers and Lawrence N. Smith. Messrs. DeRusha and Peery also serve on the Executive Committee. Directors who serve on all other committees and who are not full-time employees of the Company received a fee of $1,000 for each committee meeting attended in the fiscal year ending February 28, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Burrus, Chairman of the Compensation Committee, is Chairman and partner of the law firm of McGuire, Woods, Battle & Boothe, L.L.P., which was retained as general counsel by the Company during the fiscal year ended February 28, 1997, and has been so retained during the current fiscal year. Mr. Davis is Limited Partner and Senior Director, Investment Banking of Goldman, Sachs & Co., which performed investment banking services for the Company during the fiscal year ended February 28, 1997, and may perform such services during the current fiscal year.

CERTAIN TRANSACTIONS

     AGREEMENTS WITH RETIRED EXECUTIVES. The Company entered into Executive Employment and Deferred Compensation Agreements with Hyman Meyers, S. Sidney Meyers and Nathaniel Krumbein while these individuals were executive officers of the Company. The agreements provide for retirement compensation until an individual's death in an annual amount equal to 58% of the average of the highest three years of total cash compensation paid to the individual during any fiscal year in which he was employed by the Company. This amount will be reduced by the individual's primary social security benefit and by the amount determined to be payable under the employer portion of the Company's profit sharing plan. The payment to Hyman Meyers will end upon his death. S. Sidney Meyers and Nathaniel Krumbein elected to receive the actuarial equivalent of this amount as a joint and survivor annuity with their spouses, providing payments to them or their wives as long as either shall live. The Company owns and is beneficiary under life insurance contracts, purchased in full before the retirement of these individuals, which are intended to provide the Company with funds to meet its obligations under these agreements.

     During the year ended February 28, 1997, the Company made the following payments as retirement compensation: $96,744 to Hyman Meyers, $41,238 to S. Sidney Meyers, and $47,802 to Nathaniel Krumbein.

     The amount of retirement compensation is automatically increased annually by the lesser of five percent or one-half of the percentage increase in the consumer price index over the previous year. These agreements also provide that if a change of control occurs, amounts sufficient to satisfy the Company's future contractual obligations to each of these individuals (and his beneficiaries) under the agreements will be deposited in a trust with a national bank. The deposited amounts would be subject to the claims of creditors, but would not be otherwise available to the Company.

     During retirement, the individual is also entitled to discounted purchases, coverage under the Company's group health insurance plans, an office at a location selected by the Company, and customary office services to the same extent that he received at the time of retirement. The Company paid approximately $2,452 in health and life insurance premiums for Hyman Meyers and $4,648 for each of S. Sidney Meyers and Nathaniel Krumbein during the fiscal year ended February 28, 1997. The Company provided S. Sidney Meyers and Nathaniel Krumbein with office space and services, which they shared at a total cost of $90,026 during the fiscal year ended February 28, 1997.

     The Company may retain any of these individuals (with his consent) on a year-to-year basis during retirement to render consulting services as directed by the Board of Directors, at a minimum annual fee of $10,000, plus out-of-pocket expenses. The Company did not retain any of these individuals to render consulting services during the fiscal year ended February 28, 1997.

     LEASES. During the past fiscal year, the Company rented five of its stores and one of its local warehouses from Hyman Meyers, S. Sidney Meyers and Nathaniel Krumbein together with members of their families.1 One of these leases expired according to its terms on December 31, 1996 and was not renewed. The leases generally provide for fixed rentals ranging from $10,417 to $101,475 per year; however, four of the leases provide for rent to be adjusted every three years with the new rent equal to four percent of net sales at the leased premises during the fiscal year immediately preceding the rental adjustment. As of April 25, 1997, the unexpired terms of all leases with members of the Meyers and Krumbein families, excluding renewal options, ranged from 1 1/2 years to 12 3/4 years. The Company believes that the rent and terms provided in these leases are fair and reasonable to the Company as tenant and will be generally comparable to the rent and terms of leases of similar properties in the same general location.

     During the fiscal year ended February 28, 1997, the Company paid rent pursuant to such leases aggregating $317,708. The following table sets forth certain information concerning the rent received during the fiscal year ended February 28, 1997 and rent to be received during the current fiscal year by these directors and members of their families on account of such leases.

---------------

     (1) Under four of these leases, the Company pays real estate taxes and insurance premiums while the remaining two leases require the Company to pay 50% of real estate taxes and insurance premiums. In addition, under all leases, the Company as tenant bears the expense of real estate tax increases, provides maintenance, makes certain repairs and pays utility charges and insurance rate increases attributable to it. The leases also provide for rental escalations for any exercised renewal option based on increases in the Consumer Price Index.

                                                                          MINIMUM ANNUAL
                                                RENT RECEIVED DURING     RENT (AT CURRENT
                                                 FISCAL YEAR ENDED        ANNUAL RENTAL
                                                 FEBRUARY 28, 1997            RATES)
                                                --------------------    ------------------
Hyman Meyers..................................        $ 68,975               $ 71,972
S. Sidney Meyers..............................          68,975                 71,972
Nathaniel Krumbein............................           1,535                  1,535
Amy M. Krumbein (Wife of Nathaniel Krumbein)..          67,440                 70,438
Other family members..........................         110,783*               110,783

---------------

     *Consists of the following amounts payable to adult children of the following individuals: Hyman Meyers, $36,935, S. Sidney Meyers, $36,924 and Nathaniel Krumbein, $36,924.

                             PRINCIPAL SHAREHOLDERS

     The following table lists the only persons known by the Company to be the beneficial owners of more than five percent of the Common Stock of the Company as of April 25, 1997.

                                                       AMOUNT OF
NAME AND ADDRESS OF                                    BENEFICIAL
BENEFICIAL OWNER                                        OWNERSHIP        PERCENT OF CLASS
-------------------------                              ------------      ----------------
FMR Corp.............................................. 4,791,211(1)         9.85%
82 Devonshire Street
Boston, MA 02109

Nicholas Company, Inc................................. 3,415,822(2)         7.03%
700 North Water Street
Milwaukee, WI 53202

State Farm Mutual
Automobile Insurance Company.......................... 2,797,493(3)         5.75%
One State Farm Plaza
Bloomington, IL 61710

---------------

     (1) FMR Corp. reported sole voting power with respect to 101,811 of such shares, shared voting power with respect to none of such shares and sole dispositive power with respect to 4,791,211 of such shares. The ownership information is based on the Schedule 13G/A filed February 14, 1997.

     (2) Nicholas Company, Inc. reported sole voting power (through its investment advisee Nicholas Fund, Inc.) with respect to 3,150,000 of such shares, shared voting power with respect to none of such shares and sole dispositive power with respect to 3,415,822 of such shares. The ownership information is based on the Schedule 13G/A filed February 12, 1997.

     (3) State Farm Mutual Automobile Insurance Company reported sole voting power with respect to 2,797,493 of such shares, shared voting power with respect to none of such shares and sole dispositive power with respect to 2,797,493 of such shares. The ownership information is based on the Schedule 13G filed January 17, 1997.

                     RATIFICATION OF SELECTION OF AUDITORS

     Deloitte & Touche LLP, independent certified public accountants, has been selected by the Board of Directors as accountants and auditors for the Company for the current fiscal year, subject to ratification or rejection by the shareholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders. In the event the shareholders do not ratify the selection of Deloitte & Touche LLP, the selection of other accountants and auditors will be considered by the Board of Directors.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

                     SHAREHOLDER PROPOSALS FOR 1998 MEETING

     Proposals of shareholders intended to be presented at the 1998 Annual Meeting must be received by the Company at its principal executive offices no later than January 8, 1998, for inclusion in the Company's 1998 proxy materials. Such proposals should meet the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                              FURTHER INFORMATION

     The Company will provide without charge to each person from whom a proxy is solicited by the Board of Directors, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K, including the financial statements thereto, required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, for the Company's fiscal year ended February 28, 1997. Such written requests should be sent to the Office of the Treasurer, Heilig-Meyers Company, 2235 Staples Mill Road, Richmond, Virginia 23230.

                                          By Order of the Board of Directors

                                          PAIGE H. WILSON
                                          Secretary

May 8, 1997

PLEASE FILL IN, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

[ X ]  PLEASE MARK VOTES
       AS IN THIS EXAMPLE

                             ---------------------
                             HEILIG-MEYERS COMPANY
                             ---------------------
                                 COMMON STOCK
RECORD DATE SHARES:


Please be sure to sign and date this Proxy.     Date_____________________


_________________________________________  ______________________________
    Shareholder sign here                       Co-owner sign here


1. ELECTION OF DIRECTORS

William C. DeRusha              Alan G. Fleischer
Troy A. Peery, Jr.              Nathaniel Krumbeln
Alexander Alexander             Hyman Meyers
Robert L. Burrus, Jr.           S. Sidney Meyers
Beverley E. Dalton              Lawrence N. Smith
Charles A. Davis                Eugene P. Trani
Benjamin F. Edwards III

                                For    Withhold   For All Except
                                [ ]      [ ]           [ ]


NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through that nominee's name in the list above. Your shares will be voted for the remaining nominees.

2. RATIFICATION OF THE SELECTION of Deloitte
   & Touche LLP as accountants and auditors for the
   current fiscal year.
                                For     Against    Abstain
                                [ ]       [ ]        [ ]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

   Mark box at right if an address change or comment has been noted
   on the reverse side of this card.                                 [ ]

   COMMON                                                       COMMON


                             HEILIG-MEYERS COMPANY

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, revoking all previous proxies, hereby appoints Troy A. Peery, Jr. and David W. Robertson, and each of them, proxies with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Heilig-Meyers Company (the "Company") to be held on June 18, 1997, and to vote, as directed on the reverse, all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of each of the nominees named in Proposal 1 and FOR Proposal 2.

The undersigned acknowledges receipt of the Notice of Annual Meeting and of the Proxy Statement attached thereto.

            PLEASE VOTE, DATE AND SIGN ON REVERSE AND
            RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as name(s) appear(s) on the reverse. If shares are held by two or more persons as joint tenants, any of such persons may sign.
When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

________________________________        __________________________________

________________________________        __________________________________

________________________________        __________________________________